Exhibit 10.4

EXECUTION VERSION

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

England

c/o Barclays Capital Inc.

as Agent for Barclays Bank PLC

745 Seventh Ave

New York, NY 10019

May 29, 2009

To: Take-Two Interactive Software, Inc.

622 Broadway

New York, New York

Attention: Treasurer

Telephone No.:   (646) 536-2842

Facsimile No.:    (646) 941-3566

Re: Additional Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Barclays Bank PLC (“Dealer”), represented by Barclays Capital Inc. (“Agent”), and Take-Two Interactive Software, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.  Dealer is regulated by the Financial Services Authority.  Dealer is not a member of the Securities Investor Protection Corporation (“SIPC”).

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.  Certain defined terms used herein have the meanings assigned to them in the Prospectus dated May 27, 2009, as supplemented by the Prospectus Supplement dated May 28, 2009 (as so supplemented, the “Prospectus”) relating to the USD 120,000,000 principal amount of Convertible Senior Notes due June 1, 2014 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty pursuant to the Indenture to be dated June 3, 2009 (the “Base Indenture”), as supplemented by a Supplemental Indenture thereto (the “Supplemental Indenture”) to be dated June 3, 2009, between Counterparty and The Bank of New York Mellon, as trustee (the Base Indenture as so supplemented, the “Indenture”).  In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus.  If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation.  The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties.  For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.                                       This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and (ii) the election that Section 5(a)(v) of the Agreement shall not apply to either party) on the Trade Date.  In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.                                       The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 29, 2009

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “TTWO”)

Number of Options:	[ ]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	[ ]%

Option Entitlement:

As of any date, a number equal to the product of the Applicable Percentage and the Conversion Rate as of such date (as defined in the Supplemental Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 9.04(g) or (h) or Section 9.06 of the Supplemental Indenture and subject to “Method of Adjustment” below), for each Convertible Note.

Strike Price:	USD 10.6750

Premium:	USD [ ]

Premium Payment Date:	June 3, 2009

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Exercise Period(s):

Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, and including, the Scheduled Valid Day immediately preceding the first day of the relevant Settlement Averaging Period in respect of such Conversion Date; provided that (i) in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after December 1, 2013, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date and (ii) in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs after the Convertible Notes have been called for redemption (including after December 1, 2013) pursuant to Section 10.01 of the Supplemental Indenture, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Scheduled Redemption Date (as defined below).

Conversion Date:

With respect to any conversion of Convertible Notes, the date on which the Holder (as such term is defined in the Supplemental Indenture) of such Convertible Notes satisfies all of the requirements for conversion thereof as set forth in Section 9.02(b) of the Supplemental Indenture.

Exercisable Options:

In respect of any Exercise Period (the “Relevant Exercise Period”), (i) the number of Convertible Notes surrendered to Counterparty for conversion on the first day of the Relevant Exercise Period, minus (ii) the number of “Exercisable Options,” (as defined in the Call Option Transaction Confirmation letter agreement dated May 28, 2009 between Dealer and Counterparty (the “Initial Call Option Confirmation”)), if any, with an “Exercise Period” (as defined in the Initial Call Option Confirmation) that is the same as the Relevant Exercise Period; provided that if such calculation results in a number of Exercisable Options that is less than zero, the number of Exercisable Options for the Relevant Exercise Period shall be zero.

Notwithstanding the foregoing, in no event shall the number of Exercisable Options exceed the Number of Options.

Expiration Time:	The Valuation Time

Expiration Date:	June 1, 2014, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable; and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options shall be deemed to be exercised on the final day of such Exercise Period for such Exercisable Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided to Dealer a Notice of Exercise.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Exercisable Options, and (iv) if the Relevant Settlement Method for such Exercisable Options is not Net Share Settlement, the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to holders of the related Convertible Notes (the “Specified Cash Amount”), together with any representations, acknowledgements and agreements set forth under “Settlement Method Election Conditions” below; provided that in respect of Exercisable Options relating to Convertible Notes with a Conversion Date occurring on or after December 1, 2013, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Exercisable Options is not Net Share Settlement, Dealer shall have received a separate notice (“Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on or prior to December 1, 2013 specifying the information required in clauses (iii) and (iv) above; provided further that in respect of Exercisable Options relating to any Convertible Notes for which the relevant Conversion Date occurs after the Convertible Notes have been called for redemption (including after December 1, 2013) pursuant to Section 10.01 of the Supplemental Indenture, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Scheduled Redemption Date (as defined below) and need only specify the information required in clause (i) above and (B) Dealer shall have received a Notice of Early Redemption as specified below.

Notice of Early Redemption:

In order to exercise any Exercisable Options relating to Convertible Notes that have been called for redemption pursuant to Section 10.01 of the Supplemental Indenture, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the fifty-fourth (54th) Scheduled Valid Day immediately prior to the scheduled redemption date specified by Counterparty for such Convertible Notes pursuant to Section 10.01 of the Supplemental Indenture (the “Scheduled Redemption Date”) of (i) the Scheduled Redemption Date, (ii) the Relevant Settlement Method for such Exercisable Options, and (iii) if the Relevant Settlement Method for such Exercisable Options is not Net Share Settlement, the Specified Cash Amount, together with any representations, acknowledgements and agreements set forth under “Settlement Method Election Conditions” below.

Valuation Time:

At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.”

Settlement Terms:

Settlement Method:

For any Exercisable Option, Net Share Settlement; provided that the Relevant Settlement Method set forth below for such Exercisable Option shall apply, but only if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise, Notice of Final Settlement Method or Notice of Early Redemption, as applicable, for such Exercisable Option.

Relevant Settlement Method:	In respect of any Exercisable Option, subject to the Settlement Method Election Conditions:

(i)  if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in Shares (together with cash in lieu of fractional Shares), then the Relevant Settlement Method for such Exercisable Option shall be Net Share Settlement;

(ii)  if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares, then the Relevant Settlement Method for such Exercisable Option shall be Combination Settlement; and

(iii)  if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash, then the Relevant Settlement Method for such Exercisable Option shall be Cash Settlement.

Settlement Method Election Conditions:	For any Relevant Settlement Method other than Net Share Settlement, such Relevant Settlement Method shall apply only if the Notice of Exercise, the Notice of Final Settlement Method or

the Notice of Early Redemption for such Exercisable Option, as applicable, notifying Dealer of the Relevant Settlement Method contains a representation that, on the date of such Notice of Exercise, Notice of Final Settlement Method or Notice of Early Redemption, as applicable, Counterparty is not in possession of any material non-public information with respect to Counterparty or the Shares.

Net Share Settlement:

If Net Share Settlement is applicable to any Exercisable Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Exercisable Option a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Exercisable Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the Relevant Price on such Valid Day, divided by (iii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount exceed a number of Shares equal to the product of the Applicable Percentage and the excess of (i) the aggregate number of Shares that Counterparty is obligated to deliver to the holder of the related Convertible Note pursuant to Section 9.03(b) of the Supplemental Indenture, over (ii) a number of Shares equal to USD 1,000 divided by the Relevant Price on the last Valid Day of the Settlement Averaging Period.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:

If Combination Settlement is applicable to any Exercisable Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Exercisable Option:

(i) an amount of cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (1) above results in a negative number for any Valid Day, the Combination Settlement Cash Amount and the Daily Combination Settlement Cash Amount for such Valid Day shall each be deemed to be zero; and

(ii) a number of Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) the Daily Option Value on such Valid Day minus Daily Combination Settlement Cash Amount for such Valid Day, divided by (B) the Relevant Price on such Valid Day, divided by (C) the number of Valid Days in the Settlement Averaging

Period; provided that if the calculation in clause (A) above results in a negative number for any Valid Day, the Combination Settlement Share Amount for such Valid Day shall be deemed to be zero.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:

If Cash Settlement is applicable to any Exercisable Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Exercisable Option, an amount of cash equal to the sum, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:

For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Valid Day:

A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares are not so listed or traded, “Valid Day” means a Business Day.

Scheduled Valid Day:

A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:

On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page TTWO.UQ <equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method).

Settlement Averaging Period:

For any Exercisable Option and regardless, for the avoidance of doubt, of the settlement method elected by Counterparty under the related Convertible Note, (i) if Counterparty has, on or prior to December 1, 2013, delivered a Notice of Exercise to Dealer with respect to such Exercisable Option with a Conversion Date occurring prior to December 1, 2013, the fifty (50) consecutive Valid Days commencing on and including the second Scheduled Valid Day following such Conversion Date, or (ii) if Counterparty has, on or following December 1, 2013, delivered a Notice of Exercise to Dealer with respect to such Exercisable Option with a Conversion Date occurring on or following December 1, 2013, the fifty (50) consecutive Valid Days commencing on, and including, the fifty-second (52nd) Scheduled Valid Day immediately prior to the Expiration Date; provided that if Counterparty has at any time delivered a Notice of Early Redemption to Dealer (including after December 1, 2013), the Settlement Averaging Period for any Exercisable Option shall be the fifty (50) consecutive Valid Days commencing on, and including, the fifty-second (52nd) Scheduled Valid Day immediately prior to the Scheduled Redemption Date, regardless, for the avoidance of doubt, of the settlement method elected by Counterparty under the related Convertible Note

Settlement Date:	For any Exercisable Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Exercisable Option.

Settlement Currency:	USD

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 9.04 of the Supplemental Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 9.04(g) or (h) or Section 9.06 of the Supplemental Indenture.

Method of Adjustment:

Calculation Agent Adjustment, and means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Supplemental Indenture (other than Section 9.04(g) and (h) and Section 9.06 of the Supplemental Indenture) or any adjustment pursuant to Section 9.05 of the Supplemental Indenture, the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that if the Calculation Agent in good faith disagrees with any adjustment to the Conversion Rate pursuant to Section 9.04(m) or Section 9.05 of the Supplemental Indenture, the Calculation Agent will determine the corresponding adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction in a commercially reasonable manner.

Extraordinary Events applicable to the Transaction:

Merger Events:

Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 9.07 of the Supplemental Indenture.

Tender Offers:

Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 9.04(e) of the Supplemental Indenture.

Consequence of Merger Events/Tender Offers:

Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Supplemental Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 9.06 of the Supplemental Indenture; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be the Issuer following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions.”

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

Hedging Party:	Dealer for all applicable Additional Disruption Events

Determining Party:	For all applicable Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	Dealer

5.  Account Details:

(a)                           Account for payments to Counterparty:

[       ]

ABA:  [       ]

Acct:   Take-Two Interactive Software Inc.

Acct No.:  [       ]

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)                                Account for payments to Dealer:

Bank:  [       ]

BIC:  [       ]

Acct:  [       ]

Beneficiary: [       ]

Ref:   [       ]

Account for delivery of Shares from Dealer:

To be provided by Dealer.

6. Offices:

The Office of Counterparty for the Transaction is:  Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: London

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

England

7. Notices: For purposes of this Confirmation:

(a)                                  Address for notices or communications to Counterparty:

Take-Two Interactive Software, Inc.

622 Broadway

New York, New York

Attention: Treasurer

Telephone No.:  (646) 536-2842

Facsimile No.:   (646) 941-3566

(b)                                 Address for notices or communications to Dealer:

Barclays Bank PLC

c/o Barclays Capital Inc.

745 Seventh Ave

New York, NY 10019

Attention:  Paul Robinson

Telephone No.:   (+1) 212-526-0111

Facsimile No.:    (+1) 917-522-0458

8.  Representations and Warranties of Counterparty

Each of the representations and warranties made by Counterparty pursuant to the Underwriting Agreement (the “Underwriting Agreement”) dated as of May 28, 2009 between Counterparty and J.P. Morgan Securities Inc. and Barclays Capital Inc., as representative of the Underwriters party thereto, on the “Additional Closing Date” (as defined in the Underwriting Agreement) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.  Counterparty hereby further represents and warrants to Dealer that:

(a)                                   Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)                               Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)                                No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)                               Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)                                It is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following is true:

Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)                              Counterparty has total assets in excess of USD 10,000,000;

(B)                                the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)                                Counterparty has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty’s business.

(f)                                Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

9. Other Provisions:

(a)                              Opinions.  Counterparty shall deliver to Dealer, on or prior to the Premium Payment Date, an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation.  Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)                             Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 76 million (in the case of the first such notice) or (ii) thereafter more than 4 million less than the number of Shares included in the immediately preceding Repurchase Notice.  Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(c)                               Regulation M.  Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty.  Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)                              No Manipulation.  Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)                               Transfer or Assignment.  (i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)      With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(r) of this Confirmation;

(B)        Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)        Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)       Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)         An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)         Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)        Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii) Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (x) the credit rating of Dealer at the time of the transfer and (y) AA- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or Aa3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that such transfer or assignment shall be subject to the condition that (1) a Tax Event described in Section 5(b)(iii)(A) or (B) will not occur with respect to Counterparty due to, and immediately upon, such transfer or assignment and (2) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment.  Dealer agrees to use its commercially reasonable efforts to provide prior notice to Counterparty of any transfer or assignment of Options to a third party pursuant to this Section.  If at any time at which (1) the Section 16 Percentage exceeds 7.5%, (2) the Option Equity Percentage exceeds 14.5%, or (3) the Share Amount exceeds the Post-Effective Limit (if any applies), Dealer may, in its reasonable discretion, either (I) effect a transfer or assignment of Options to a third party in accordance with the conditions described above such that (1) the Section 16 Percentage will be equal to or less than 7.5%, (2) the Option Equity Percentage will be equal to or less than 14.5%, and (3) the Share Amount will be equal to or less than any such Post-Effective Limit, or (II) designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination (1) the Section 16 Percentage will be equal to or less than 7.5%, (2) the Option Equity Percentage will be equal to or less than 14.5%, and (3) the Share Amount will be equal to or less than such Post-Effective Limit.  In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty shall be the sole Affected Party with respect to such partial termination and (3) the Terminated Portion shall be the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).  The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding.  The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (x) the product of the Number of Options and the Option Entitlement and (y) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.  The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation or regulatory order that for any reason becomes applicable to ownership of Shares after the Trade Date (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Laws, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Laws, as determined by Dealer in its reasonable discretion, minus (y) 1% of the number of Shares outstanding.

(iii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)                                  Staggered Settlement.  If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(a)                                  in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(b)                                 the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(c)                                  if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as applicable, will apply on each Staggered Settlement Date, except that the Shares deliverable pursuant to such terms on the Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (a) above.

(g)                               Role of Agent.  Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction.  Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder.  Counterparty acknowledges that the Agent is an affiliate of Dealer.  Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(h)                               Additional Termination Events.

(i)  Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty shall occur under the terms of the Convertible Notes as set forth in Section 6.01 of the Supplemental Indenture or under Section 6.01 of the Base Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such event of default (A) Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii)  Notwithstanding anything to the contrary in this Confirmation, the giving of any Notice of Exercise in respect of Exercisable Options that correspond to Convertible Notes converted pursuant to Section 9.01(iv) of the Supplemental Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Supplemental Indenture) shall constitute an Additional Termination Event as provided in this clause (ii).  Upon receipt of any such notice, Dealer shall designate an Exchange Business Day as an Early Termination Date with respect to the portion of this Transaction corresponding to the number of such Exercisable Options specified in such Notice of Exercise (such number of Options, the “Specified Options”).  Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (A) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Specified Options, (B) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event, (C) the terminated portion of the Transaction shall be the sole Affected Transaction and (D) for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent, acting in a commercially reasonable manner, shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 9.06 of the Supplemental Indenture; provided that the amount of cash deliverable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Specified Options multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 9.06 of the Supplemental Indenture) multiplied by (3) a price per Share determined by the Calculation Agent over (II) the aggregate principal amount of the corresponding Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner.

(i)                                   Amendments to Equity Definitions.  (i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)                                   No Collateral; Setoff.  Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Dealer and Counterparty hereunder are not secured by any collateral.  Obligations of Counterparty hereunder shall not be set off by Counterparty against any obligations of Dealer, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise.  In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Dealer (and only Dealer)  shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty may have to Dealer under any other agreement between Dealer and Counterparty relating to Shares (each such contract or agreement, a “Separate Agreement”), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, Dealer shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent.  If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained. For the avoidance of doubt and notwithstanding anything to the contrary provided in this Section 9(j), in the event of bankruptcy or liquidation of either Counterparty or Dealer neither party shall have the right to set off any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(k)                                Alternative Calculations and Payment on Early Termination and on Certain  Extraordinary Events.  If in respect of this Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. New York local time on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary.  In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:

One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(l)                                   Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)                             Registration.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, (A) the Shares acquired by Dealer for the purpose of hedging its obligations pursuant to this Transaction (the “Hedge Shares”) or (B) any Early Unwind Shares delivered to Dealer pursuant to Section 9(t) (any such Hedge Shares or Early Unwind Shares, “Restricted Shares”) cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Restricted Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Restricted Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities for an issuance of a similar size, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Restricted Shares in a private placement for  issuance of a similar size), or (iii) purchase the Restricted Shares from Dealer at the Reference Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(n)                               Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)                               Right to Extend.  Dealer may postpone, in whole or in part, any Settlement Date or any other date of valuation or delivery by Dealer or add additional Settlement Dates or any other date of valuation or delivery, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its commercially reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(p)                               Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(q)                               Securities Contract; Swap Agreement.  The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(r)                                  Notice of Merger Consideration. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(s)                                Receipt or Delivery of Cash. For the avoidance of doubt, other than payment of the Premium by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to cash settle this Transaction, except in circumstances where such cash settlement is within Counterparty’s control (including, without limitation, where Counterparty elects to receive or deliver cash, or where Counterparty fails timely to elect the Share Termination Alternative) or in those circumstances in which holders of the Shares would also receive cash.

(t)                                  Early Unwind. (i) In the event the sale of the “Option Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason, or if Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by the close of business in New York on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall reimburse Dealer for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of terminating, liquidating, obtaining or reestablishing any hedge or related trading position of Dealer or one or more of its affiliates in connection with the Transaction). The amount of any such reimbursement shall be determined by Dealer in its sole good faith discretion. Dealer shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date.  Each of Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(ii)  If an amount is payable by Counterparty to Dealer pursuant to Section 9(t)(i) (a “Reimbursement Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Reimbursement Obligation by delivering to Dealer, on the Exchange Business Day immediately following the Early Unwind Date, the Early Unwind Shares (as defined below) in satisfaction of such Reimbursement Obligation in the manner reasonably requested by Dealer free of payment.  The “Early Unwind Shares” shall be a number of Shares equal to the Reimbursement Obligation otherwise payable under Section 9(t)(i) divided by the value to Dealer per Share on the date such Shares are to be delivered as Early Unwind Shares (the “Early Unwind Share Price”), as determined by the Calculation Agent in its discretion using commercially reasonable means, together with cash in lieu of any fractional Shares based on the Early Unwind Share Price.  The Calculation Agent shall notify Counterparty of  the Early Unwind Share Price at the time of notification of the Reimbursement Obligation.  If such Early Unwind Shares are Restricted Shares as set forth in Section 9(m), the Early Unwind Share Price may reflect, in the Calculation Agent’s judgment, a discount applicable to such Early Unwind Shares.  If such Early Unwind Shares are not Restricted Shares as set forth in Section 9(m), the Early Unwind Price shall be Relevant Price on the Early Unwind Date.  Counterparty shall give irrevocable telephonic notice, confirmed in writing within one Scheduled Trading Day, to Dealer of its election to satisfy any Reimbursement Obligation by delivery of Early Unwind Shares pursuant to this Section no later than 6:00 p.m. New York local time on the Early Unwind Date.

(u)                               Maximum Share Delivery.  Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Counterparty be required to deliver more than two times the Number of Shares in the aggregate to Dealer pursuant to Section 9(t).  In the event Counterparty shall not have delivered the full number of Shares otherwise applicable as a result of the foregoing sentence (such deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this Section, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions.  Counterparty shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver the Applicable Percentage of the aggregate number of such Shares thereafter.

(v)                               Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer pursuant to Section 6(d)(ii) of the Agreement an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions (including, for the avoidance of doubt, any amount payable in connection with an Extraordinary Event), an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(w)                             Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty.  The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation to Dealer at 646-758-9319 (Attention: Structured Equity Derivatives Documentation Group).  Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS CAPITAL Inc., acting solely as Agent in connection with this Transaction

By:
Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:

Take-Two Interactive Software, Inc.

By:
Authorized Signatory
Name: